ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSUMPTION AND ASSIGNMENT AGREEMENT (the “Agreement”), effective as of March 10, 2004, is by and among PT Centers Inc. Texas corporation, and Mississippi corporation, and Canton Rehabilitation Services, Inc. (“Canton” or one of the “Sellers”), a Mississippi corporation.

Reference is hereby made to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) effective March 10, 2004, by and among PT Centers, Inc., (“Buyer”), Mississippi Central Rehabilitation Incorporated, Canton Rehabilitation Services, Inc. and Michael Yant. All capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Asset Purchase Agreement.

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to acquire certain assets and assume certain liabilities of the Sellers;

WHEREAS, the Asset Purchase Agreement contemplates that the Buyer will assume the Sellers’ debts, liabilities and obligations of the Sellers that arise and accrue on or after the Closing Date;

WHEREAS, the execution of this Agreement will take place pursuant to the Asset Purchase Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.   Defined Terms. All capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Asset Purchase Agreement.

2.   Assignment of Contracts. Sellers hereby unconditionally assigns to Buyer the Acquired Contracts in accordance with the respective terms and conditions applicable thereto. Sellers have obtained all consents required to assign to Buyer the Acquired Contracts.

3.   Assumption of Assumed Liabilities. Buyer hereby conditionally assumes and agrees to be bounded by and liable for, and to satisfy, perform and assume the Assumed Liabilities.

4.   Successors in Interest. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successor and assigns, and any reference hereto shall also be a reference to a permitted successor or assign.

5.   Modification of Agreement. This agreement may be amended or modified only in writing signed by all of the Parties.

6.   Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile, or (c) when received by the addressee.

To Sellers:

Mississippi Central Rehabilitation Incorporated and
Canton Rehabilitation Services, Inc,
c/o Michael Yant

Address: 514 B Woodrow Wilson
Jackson, MS 39216

To Buyer:

PT Centers, Inc.
c/o Alfred Oglesby
19901 Southwest Frwy, Suite 209
Sugarland, TX 77479

7.     Severability. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

8.   Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege of the exercise of any other right, power or privilege.

9.   Governing Law. This Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts of Laws principles.

10.   Headings. Headings in this agreement are for the convenience only and shall not affect the interpretation of this Agreement.

11.   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

12.   Rights of Parties. Nothing in this Agreement, whether express or implied is intended to confer any rights or remedies under or by reason of this agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement.

13.   Assignment. This Agreement and the rights of the Parties hereunder may not be assigned and shall be binding upon and shall inure to the benefit of the Parties hereto, the successors and assigns of each Party. The Buyer and Sellers have to agree together to assigned to a corporation of which Buyer is a shareholder, to a partnership of which Buyer is a partner, or may be partially assigned to one or more joint purchasers affiliated with Buyer if both parties agree.

14.   Choice of Forum and Jurisdiction. Any suit, action or proceeding against any Party with respect to this Agreement, or any judgment entered by any court in respect thereof may be brought in the Courts of the State of Texas, County of Harris and the Parties hereby agree Buyer shall indemnify and hold harmless Sellers, their Directors, Members, Officers, Successors, Shareholders, and Assigns, from and against any and all liabilities, cost, damages and/or expenses (including, without limitation, attorney’s fees and associated cost) resulting from or attributable in any way to any and all acts or omissions of Sellers and/or employees.

EXECUTED as of the date first written above.

Buyer

P. T. Centers Inc.

By: /s/ Alfred Oglesby
Alfred Oglesby
President

Seller:

Mississippi Central Rehabilitation Incorporated

By: /s/ Frank Wiley
Mr. Frank Wiley
President

Seller:

Canton Rehabilitation Services, Inc.

By: /s/ Michael Yant
Mr. Michael Yant
President